UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 22, 2024 (April 16, 2024)

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Lakeview Court,
Fremont,	California	94538
(Address of principal executive offices)		(Zip Code)
(408) 610-3915
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	VLD	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	VLD WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On April 16, 2024, Velo3D, Inc. (the “Company”) and Renette Youssef, the Company’s Chief Marketing Officer, mutually agreed that Ms. Youssef would separate from the Company, effective as of April 19, 2024. Ms. Youssef’s separation is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with the separation, on April 16, 2024, the Company and Ms. Youssef entered into a separation agreement (the “Separation Agreement”), dated April 15, 2024, pursuant to which she will receive the following severance benefits in exchange for a customary release of claims against the Company:

•a $131,538.46 gross severance payment, payable in specified installments, over a four-month period;
•two months of reimbursement of COBRA continuation benefits; and
•an acceleration of vesting of 200,199 restricted stock units that would have vested in the 12-months following April 1, 2024.

In addition, Ms. Youssef waived her rights to any payments or benefits pursuant to the change in control agreement previously entered between her and the Company.

On April 17, 2024, Bernard Chung, Acting Chief Financial Officer of the Company, notified the Company of his intention to resign effective April 29, 2024. Mr. Chung’s decision is for personal reasons and not as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

(c)

On April 20, 2024, the Company and Hull Xu entered into an Offer Letter (the “Offer Letter”), dated as of April 19, 2024, providing for the employment of Mr. Xu as the Company’s Chief Financial Officer and principal financial officer. Prior to joining the Company, Mr. Xu, age 50, served as Chief Financial Officer at Cepton, Inc., a provider of lidar-based solutions for automotive and other applications (“Cepton”), from April 2022 to January 2024, and VP of Finance and Strategy at Cepton Technologies, Inc., Cepton’s predecessor, from January 2021 to April 2022. Prior to Cepton, Mr. Xu served as a director at RBC Capital Markets, LLC from November 2015 to January 2021. Mr. Xu holds an M.B.A. from the Haas School of Business at the University of California, Berkeley, an M.S. in Electrical Engineering from Stanford University and a B.S. in Electrical Engineering from the University of California, Davis.

There are no family relationships between Mr. Xu and any director or executive officer of the Company, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the Offer Letter, Mr. Xu’s anticipated start date will be April 24, 2024, his starting salary will be $380,000 and he will have a 70% annualized bonus target composed of two parts: (i) an equity-based bonus (having an annualized value of $133,000, pro-rated based on length of service) based on certain Company achievements and (ii) a cash bonus (having an annualized value of $133,000, pro-rated based on length of service) attainable upon achievement of additional Company milestones and individual factors. In addition, the Company will grant Mr. Xu restricted stock units (“RSUs”) to acquire 1,000,000 of the Company’s common stock, par value $0.00001 per share, under the Company’s 2021 Equity Incentive Plan, with 25% of such RSUs vesting on the first anniversary of the Vesting Commencement Date (as defined in the Offer Letter) and 6.25% of such RSUs vesting on each Quarterly Vest Date (as defined in the Offer Letter) thereafter.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On April 22, 2024, the Company also issued a press release announcing Ms. Youssef’s and Mr. Chung’s departures and the appointment of Mr. Xu, a copy of which is attached hereto as Exhibit 99.1. The information contained in this Item 7.01, including Exhibit 99.1, is being furnished to the Securities and Exchange Commission and, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statement and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1*	Separation Agreement, dated April 15, 2024, by and between Velo3D, Inc. and Renette Youssef.
10.2*†	Offer Letter, dated April 19, 2024, by and between Velo3D, Inc. and Hull Houjun Xu.
99.1	Press Release issued April 22, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
† Portions of this exhibit (indicated with markouts) have been redacted in accordance with Item 601(b)(10)(iv).
* Indicates a management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velo3D, Inc.

Date:	April 22, 2024	By:	/s/ Bradley Kreger
		Name:	Bradley Kreger
		Title:	Interim Chief Executive Officer